EXHIBIT 10.55

                              SECOND AMENDMENT TO
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               SECOND AMENDED AND RESTATED 1992 STOCK OPTION PLAN
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     This  Second  Amendment  to  the  Second  Amended and Restated 1992 Stock
Option Plan (this "Amendment") is executed by Triton Energy Limited, a Cayman Islands company ("Triton"), as of the effective date specified below.

                               R E C I T A L S:
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     A.          Triton has adopted the Second Amended and Restated 1992 Stock
Option Plan (the "Plan"), and amended and restated the Plan effective as of April 9, 1996; and

     B. In accordance with the terms of the Plan, the Board of Directors has adopted certain amendments to the Plan effective as of January 13, 1998.

     NOW, THEREFORE, in accordance with the terms of the Plan, the Plan is amended in the following respects:

     1. Paragraph (b) of Article VII is amended to read in its entirety as follows:

     (b) Retirement. If a Participant ceases to be employed by the Company or a Subsidiary, or ceases to serve as a Director or Advisor, as a result of retirement, (i) the Committee shall have the ability to accelerate the vesting of the Participant's Stock Option (other than a Non-discretionary Stock Option, which shall automatically be accelerated) in its sole discretion, and
(ii) the Participant's Stock Option shall be exercisable (to the extent exercisable on the effective date of such retirement or, if the vesting of such Stock Option has been accelerated, to the extent exercisable following such acceleration) (a) if such Stock Option is an Incentive Stock Option, at any time three months after the effective date of such retirement, unless by its terms the Stock Option expires earlier, and (b) if such Stock Option is a Nonqualified Stock Option (I) that was granted to a Non-Employee Director pursuant to Article IV, at any time within three years after the effective date of such retirement, unless by its terms the Stock Option expires sooner or the Committee agrees, in its sole discretion, to further extend the term of such Nonqualified Stock Option; provided that if at any time the Board or the Committee determines in good faith that the three-year period would reasonably be expected to impair the ability of the Company to effect a transaction that would be accounted for as a pooling of interests, the Board or the Committee may amend this Plan, with the effect of amending each such Stock Option outstanding hereunder, without any action of the Option Holder, to provide that such period shall instead be one year from the effective date of such Retirement, and (II) that was not granted to a Non-Employee Director pursuant to Article IV, at any time within one year after the effective date of such Retirement, unless by its terms the Stock Option expires sooner or the Committee agrees, in its sole discretion, to further extend the term of such Nonqualified Stock Option.

     2. Except as amended by the provisions of this Amendment, all other provisions of the Plan remain in full force and effect.

     IN WITNESS WHEREOF, Triton Energy Limited has caused this Amendment to be executed by its duly authorized officer effective this 13th day of January, 1998.


                              TRITON  ENERGY  LIMITED


                              By:_________________________________
                                   Robert  B.  Holland,  III,
                                   Senior  Vice President